CONSULTING AGREEMENT

By and between

Exhibit 12.3

Trademasterspro.com Inc., “Consultant”

and

Algae Dynamics Corp., “Client”

RECITALS:

This Consulting Agreement (this “Agreement”) is made as of June 24, 2016, by and between Algae Dynamics Corp. (the “Client”) with a notice address of 37 – 4120 Ridgeway Drive, Mississauga, Ontario, Canada L5L 5S9, and Trademasterspro.com Inc. having its principal place of business at 535 Broad Hollow Rd, Suite B-10, Melville NY 11747 (Consultant”) and is made in light of the following recitals which are a material part hereof:

WHEREAS, the Client is a publicly-traded corporation listed on the OTCQB (symbol ADYNF);

WHEREAS, Consultant is an independent consultant and has knowledge and experience to provide marketing as the Clients believe can assist it in furthering execution of Client’s public awareness;

WHEREAS, Client is retaining Consultant to create marketing awareness, which is the overriding objective and material inducement to this Agreement, and the duties to be performed as a means to those ends;

NOW THEREFORE, for and in consideration of good and valuable consideration, including, but not limited to the mutual promises set forth herein, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereby agree as follows:

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WITNESSETH:

1.	Recitals Govern. The parties desire to enter into this Agreement for purposes of carrying out the above recitals and intentions set forth above and this Agreement shall be construed in light thereof.

2.	Consulting Services. The Consultant agrees to provide the Consulting Services to the Client during the “Term” (as hereinafter defined). Consultant agrees to provide such information, evaluation and analysis, in accordance with the Consultant Services as will assist in maximizing the effectiveness of Client’s business model both relative to its business model and to its present and contemplated capital structure. The Consultant shall personally provide the Consultant Services and the Client understands that the nature of the services to be provided are part time and that the Consultant will be engaged in other business and consulting activities during the term of this Agreement.

3.	Conflicts. The Client waives any claim of conflict and acknowledges that Consultant has owned and continues to own and has consulted with and continues to consult with interests in competitive businesses which might compete but for location.

4.	Confidential Information. The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant’s obligations in accordance with this Agreement, which concerns the personal, financial or other affairs of the Client will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations.

5.	Role of Consultant. Consultant shall provide outbound telemarketing services providing informational awareness for the Client. Consultant shall also provide full disclosure of its role and compensation to any party contacted as contemplated herein.

6.	Liability. With regard to the services to be performed by the Consultant pursuant to this Agreement, the Consultant shall not be liable to the Client, or to anyone who may claim any right due to any relationship with the Client, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Client shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising directly out of the services rendered to the Client pursuant to the terms of this Agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

7.	Compensation. In consideration of the execution of the Agreement, and the performance of his obligations hereunder, and in lieu of cash compensation on an hourly basis, the Consultant shall receive from Client 750,000 restricted common shares of Client (the “Shares”), to be issued as follows:

(a) 250,000 Shares on the date hereof; (b) 250,000 Shares on August 24, 2016; and (c) 250,000 Shares on October 24, 2016. Provided that Rule 144 under the United States Securities Act of 1933, as amended (the “Securities Act”) is not available for the resale of the Shares, the Client shall include the Shares in any registration statement under the Securities Act filed by the Client which registers the resale of its common shares by selling security holders. Once the resale of the Shares has been registered under the Securities Act, the Client shall use best reasonable commercial efforts to remove any restrictive legend to permit the deposit of the Shares with Consultant’s broker.

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8.	Term. The Term of this Agreement shall commence as of the date hereof. Term shall continue for a period of six months from that date; provided, however, that the Term shall be modified by mutual agreement of the parties based upon the level of Consultant’s activity. It is understood that this Agreement shall not automatically renew and no obligations to renew are implied notwithstanding continued efforts to fulfill terms and conditions incomplete as of the termination of this Agreement.

9.	Control as to Time and Place and Manner where Services Will Be Rendered.

9.1.	Consultant is an Independent Contractor. Both the Client and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this Agreement. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant’s activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and state income tax, Social Security tax, unemployment insurance taxes, and any other taxes or business license fee as required. Except as otherwise may be agreed, the Consultant shall at all times be in an independent contractor, rather than a co-venture, agent, employee or representative of the Client.

9.2.	Performance of Services. The Consultant will perform most services in accordance with this Agreement at a location and at times chosen in Consultant’s discretion. The Client may from time to time request that the Consultant arrange for the services of others, but Consultant shall choose and contract with same. All costs to the Consultant for those services will be paid by the Client but in no event shall the Consultant employ others without the prior authorization of the Client, nor shall the Client pay for any services due by the Consultant under this Agreement.

10.	Representations and Warranties.

10.1.	Client Representations & Warranties: The Client represents and warrants that:

10.1.1.	The Shares are validly issued by Client;

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10.1.2.	The Client has full right, power, and authority to execute and enter into this Agreement, and to execute all underlying documents and to bind it to the terms and obligations hereto and to the underlying documents and to deliver the interests and consideration conveyed thereby

10.1.3.	The Client has full right, power, and authority to sell, transfer, and deliver the Shares.

10.1.4.	The Client has no knowledge of any adverse claims affecting the subject Shares and there are no notations of any adverse claims marked on the certificates for same.

10.2.	Representations by Consultant:

10.2.1.	The Consultant is an independent contractor and will not and cannot make any binding obligations on behalf of the Client, and the Consultant will represent itself accordingly.

10.2.2.	Furthermore, the Consultant may be in possession of non-public information and if Consultant comes into possession of such non-public information, the Consultant will cease ALL trading activity until such information becomes public or stale.

10.2.3.	Notwithstanding the aforementioned, it is neither the Client’s nor Consultant’s intention for the Consultant to hold onto the Shares indefinitely. The Consultant agrees not to have a material adverse effect on the market during sell-in of the Shares.

10.2.4.	It has the requisite power and authority to provide the representations in this Agreement.

10.2.5.	It recognizes that acquiring the Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in its investment, in that (a) it may not be possible to liquidate the investment in the event of emergency; (b) transferability is extremely limited; and (c) in the event of a disposition, a complete loss of investment could occur.

10.2.6.	It (a) is competent to understand and does understand the nature of the investment, and (b) is able to bear the economic risk of the investment.

10.2.7.	It is an accredited investor as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

10.2.8.	It has significant prior investment experience, and that It has read all of the documents furnished or made available by the Client to evaluate the merits and risks of the investment, recognizes the highly speculative nature of this investment, and is able to bear the economic risk hereby assumed.

10.2.9.	All information regarding the Client which was requested or desired by it has been furnished, all other documents which could be reasonably provided have been made available for inspection and review, and it believes that such information is sufficient to make an informed decision with respect to it acquiring the Securities herein.

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10.2.10.	It is acquiring the Shares for its own account, for investment, and not for distribution or resale to others, and that it will not sell, transfer, or otherwise dispose of the Shares or any portion thereof unless they are registered under the Securities Act or unless an exemption from such registration is available.

10.2.11.	It may, with the Client’s written consent, transfer the Shares if such request for transfer is accompanied by an opinion of counsel satisfactory to the Client that neither the sale nor the proposed transfer of the Shares results in a violation of the Securities Act or any applicable state “blue sky” laws.

10.2.12.	It consents to the placement of a legend on the certificates evidencing the Shares stating that they have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof.

11.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any Court having jurisdiction thereof. For that purpose and the resolution of any other claim hereunder, the parties hereto consent to the jurisdiction and venue of an appropriate Court located in New York. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said Court or any Court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

12.	Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered by email or delivered personally to the address written above or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when sent.

13.	Binding Effect, Assignment and Succession. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of its respective heirs, personal representatives, successors, and assigns, whether so expressed or not. No party to this Agreement may assign his rights hereunder or delegate his obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto.

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14.	Entire Agreement and Interpretation. This Agreement, including any exhibits and schedules hereto, constitutes and contains the entire agreement of the Client and the Consultant with respect to the provision of Consultant Services and Compensation and supersedes any prior agreement by the parties, whether written or oral. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. The waiver of a breach of any term or condition of this Agreement must be in writing and signed by the party sought to be charged with such waiver, and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this agreement.

15.	Miscellaneous. The section headings contained in this Agreement are inserted as a matter of convenience and shall not be considered in interpreting or construing this Agreement. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions. Time is of the essence of this Agreement and the obligations of the parties hereto.

IN WITNESS WHEREOF, the Client and the Consultant have executed this Agreement as of the day and year first written above.

For Client:	For Consultant:

Richard Rusiniak	Janine Acosta

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